Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Registration Statement on Form S-4 of our report dated March 30, 2017, relating to the combined and consolidated financial statements and financial statement schedule appearing in the Annual Report on Form 10-K of Invitation Homes Inc. for the fiscal year ended December 31, 2016 and attached as Annex D to the joint proxy statement/information statement and prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such joint proxy statement/information statement and prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

September 20, 2017